Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 28 to Registration Statement No. 333-59093 on Form N–1A of our report dated February 25, 2010, relating to the financial statements and financial highlights of SC BlackRock Small Cap Index Fund (formerly SC Oppenheimer Main Street Small Cap Fund) and SC BlackRock Large Cap Index Fund (formerly SC Oppenheimer Large Cap Core Fund) of Sun Capital Advisers Trust for the year ended December 31, 2009, and to the references to us under the headings “Financial Highlights” and “Additional Information” in the Prospectuses and “Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts
November 10, 2010